Exhibit 99.1

Q3 Fiscal Year 2015 Liquidity Services Conference Call

Operator

Good day, ladies and gentlemen, and welcome to the Q3 2015 Liquidity Services Earnings Conference Call. My name is Greta, and I will be your operator for today. As a reminder, this conference is being recorded for replay purposes.

I would now like to turn the conference over to your host for today, Ms. Julie Davis, Senior Director of Investor Relations. Please proceed.

Julie Davis - Liquidity Services, Inc. - Senior Director, Investor Relations

Thank you, Greta. Hello, and welcome to our third quarter fiscal year 2015 financial results conference call. Joining us today are Bill Angrick, our Chairman and Chief Executive Officer; Jim Rallo, our Chief Financial Officer and Treasurer; and Kathy Domino, our Chief Accounting Officer.

We will be available for questions after our prepared remarks. The following discussion or responses to your questions reflect management’s views as of today, August 6, 2015, and will include forward-looking statements. Actual results may differ materially.

Additional information about factors that could potentially impact our financial results is included in today’s press release and our filings with the SEC, including our most recent annual report on Form 10-K. As you listen to today’s call, we encourage you to have our press release in front of you which includes our financial results as well as metrics and commentary on the quarter.

During this call, we will discuss certain non-GAAP financial measures. In our press release and our filings with the SEC, each of which is posted on our website, you will find additional disclosures regarding these non-GAAP measures, including reconciliations of these measures with comparable GAAP measures.

We also use certain supplemental operating data as a measure of certain components of operating performance, which we also believe is useful for management and investors. The supplemental operating data includes gross merchandise volume and should not be considered a substitute for or superior to GAAP results.

At this time, I’d like to turn the presentation over to our CEO, Bill Angrick.

Bill Angrick - Liquidity Services, Inc. - CEO

Thanks, Julie. Good morning, and welcome to our Q3 earnings call. Before I begin I’d like to welcome to this call our new CFO, Jorge Celaya. Jorge brings to Liquidity Services over 25 years of capital markets, financial accounting, operations, and strategic transformation experience with global publically held companies across diverse industries.

Jorge will succeed Jim Rallo who moving forward will focus solely on his previously announced role as President of Liquidity Services Retail Supply Chain Group. We thank Jim for his many years of outstanding service as our founding CFO. As well as Kathy Domino who has expanded her role as our Chief Accounting Officer. We are excited by the addition of Jorge. Which adds further focus and depth to our leadership team as we execute our transformation and growth initiatives.

Next, I’ll review our Q3 performance and provide an update on key strategic initiatives. Kathy Domino will then provide more details on the quarter. Finally, Jim Rallo will provide our outlook for the current quarter.

Liquidity Services reported Q3 results in line with our guidance on both the top and bottom line. Led by our state and municipal government business, and our retail supply chain marketplace as we continue to drive operational efficiencies. However, we experienced weaker than expected results in our commercial capital assets marketplace as macro trends in our energy vertical impacted pricing and overall transaction volumes.

We remain focused on profitable growth, and the steps we have taken to reset selected programs while disruptive in the short term are important to ensure proper returns on shareholder capital. Year-over-year results through calendar 2015, will continue to reflect the loss of the rolling stock portion of our Department of Defense contract, and the termination of our Jacobs Trading Wal-Mart contract.

During Q3 we generated cash flow from operating activities of $10.6 million. Which was up significantly from the prior year period. Exiting Q3, our cash position has increased to $96.1 million which provides a strong foundation to invest in our growth initiatives.

During the balance of fiscal year ‘15 we will continue to execute our Liquidity One Transformation program to drive long-term value for our customers, employees, and shareholder. We anticipate that that transition of legacy programs with key clients coupled with our heavy investment in IT, product development, sales, and marketing initiatives will dampen our growth in earnings results in the near term.

Next, I would like to update you on key-business trends and initiatives coming out of Q3. Our long-term growth strategy and investment program is focused on our commercial and municipal government business. During Q3, we continue to expand our GovDeals, state and municipal government marketplace, which grew 11% year over year to record GMV of $55 million.

Our team signed 300 new agency clients during the quarter as we expanded our market presence. Particularly, in the Western United States and Canada. Our proven track record and growing number of cooperative contracts position us well for continued growth and expansion in the US and Canada.

Our retail supply chain marketplace was down on the topline reflecting the wind down of our Wal-Mart general merchandise program and lower volumes within our consumer electronics vertical. However, we continue to improve the operational efficiencies in our retail marketplace, which has improved bottom-line results.

We are now focused on reinvigorating growth and have expanded our sales organization and are advancing several initiatives to provide full-service reverse supply chain capabilities with retailers and OEMs who desire asset management, return to vendor, and multi-channel sales capabilities throughout North America. In particular, we believe serving OEMs is an attractive market opportunity. And we are making substantial investments in new technology and service capabilities as part of our LiquidityOne program to support these value-creation efforts.

Trends in our capital assets marketplace reflect the fact that this is a more lumpy business and there has been a sharp slowdown in transaction volume in our energy vertical due to the drop in oil prices. Notwithstanding the energy industry downturn, we are staying close to our clients by providing advice and counsel on how to navigate these industry conditions which will position us well to handle client asset sales as the market recovers.

During Q3 we hosted our Sixth Annual Energy Insights conference which attracted top oil and gas companies around the world. Enabling us to reinforce our best practices and strategies for managing and selling capital assets.

Excluding the energy vertical, GMV in our industrial capital assets vertical grew 10% year over year as we continue to drive global awareness of our brand. During the quarter our sales team signed over 30 new commercial clients including BP, Texas Instruments, and GlaxoSmithKline. Activity under these new relationships will ramp up over the course of fiscal 2016.

We continue to execute on our LiquidityOne Transformation initiative. This initiative is focused on the consolidation of best-in-class processes and capabilities into a single modular platform to increase our scalability and efficiency as an integrated-global business.

During Q3, we began implementation of our new HRIS system. And completed the blueprint of our new financial ERP system. Which will include a new financial settlement module to serve our global-client base more efficiently.

We’ve adopted an agile development methodology and have moved to the engineering phase of our LOT program, and expect to begin sharing working prototypes of our new technology platform with internal and external clients over the next few quarters.

A key aspect of our new platform is the ability to support multi-tenancy and self-service capabilities to further scale our business. Accordingly, our team engineered best-in-class security and administration capabilities into our new platform during our work in Q3.

Finally, there still remain a number of unresolved operational and contractual details related to phasing in our new DoD surplus contracts. And we are working together with our agency partner to prioritize and resolve all open items. We will continue to update shareholders as we conclude this phase of the process.

In summary, we are in the midst of a major investment cycle to transform and integrate our business to deliver superior service, scale, and results for our customers. We understand that this will weigh on results in the short term. However, we have a strong and committed team. A strong financial position. And are taking the right strategic actions to create a more diversified, scalable business that will unlock value for long-term owners.

Now let me turn it over to Kathy for more details on Q3 results.

Kathy Domino - Liquidity Services, Inc. - Chief Accounting Officer

Thanks, Bill. This quarter we were near the high end of guidance on GMV and adjusted EBITDA. And above guidance on adjusted EPS due to a strong performance in our state and local government marketplace. Which saw a steady growth in sellers and continued penetration into the Western United States and Canada.

The Department of Defense has exercised all three 30-day renewal option periods for the surplus contract. And the DoD extended the performance period for the scrap contract by nine months with three three-month additional renewal option periods commencing on June 9, 2015. In addition, the profit sharing percentage has moved from 77% to 65% for the DoD.

We continue to have a strong operating cash flow with $10.6 million in Q3 2015 compared to a cash outflow of $4 million in Q3 2014. Year-to-date operating cash flow of $39.5 million is up 676% over the prior year.

Next, I will comment on third quarter results. Total GMV was $193.6 million. GMV in our GovDeals, or state and local government, marketplace increased to $54.8 million or 10.6% as we continue to add new clients. Bringing total clients to over 78,000 out of a potential 88,000 in the highly fragmented state and local government market.

GMV in our commercial marketplaces decreased to $103.3 million or 27.9%. Principally, as a result of a decrease in our capital assets verticals as a result of continued low oil prices in the energy sector, and lower volumes in our retail vertical as a result of the loss of the Jacobs Trading Wal-Mart program.

GMV in our DoD surplus marketplace decreased to $19.4 million or 43.8% as a result of the mix change in property flow from the DoD to lower value product and the cessation of sales of rolling stock.

GMV in our DoD scrap marketplace decreased to $16.1 million or 13% as a result of decreasing property flow from the DoD. Our sales of DoD scrap have become less material. Fluctuations in commodity prices are not materially affecting our financial performance.

Total revenue was $89.7 million. Technology and operation expenses decreased 9.6% to $24.8 million. Primarily due to decreases in staff and temporary wages resulting from our business realignment initiatives, and decreases in warehouses expenses as our inventory balance has declined resulting in lower storage costs. As a percentage of revenue, technology and operations expenses increased to 27.6% from 21.6%, primarily as a result of the decrease in revenue.

Sales and marketing expenses decreased 3.8% to $10.3 million, which is not significant. As a percentage of revenue, sales and marketing expenses increased to 11.4% from 8.4%, mainly as a result of the decrease in revenue.

General and administrative expenses decreased 11.1% to $10.5 million. Principally due to our business realignment initiatives. As a percentage of revenue, general and administrative expenses increased to 11.7% from 9.3% primarily due to the decrease in revenue. Adjusted EBITDA of $5.5 million decreased 67.9%, mostly due to the decrease in our commercial marketplaces and product mix changes in our DoD surplus contract as previously discussed.

Adjusted net income of $4.2 million decreased 55%. Adjusted diluted earnings per share decreased 54.8% to $0.14 based on approximately 30 million diluted weighted average shares outstanding. We continue to have a strong debt-free balance sheet.

At June 30, 2015, we had a cash balance of $96.2 million. Which included current assets of $173.3 million. Total assets of $342.8 million, and $99.1 million in working capital. Capital expenditures during the quarter were $0.3 million and $5.4 million for the year to date. We expect capital expenditures to be $8 to $9 million for fiscal 2015.

I will now turn it over to Jim for the outlook on the next quarter.

Jim Rallo - Liquidity Services, Inc. - President, Retail Supply Chain Group

Thanks, Kathy. I would like to take this opportunity to welcome Jorge Celaya to the team. Jorge and I will be working closely over the next several months to transition over my remaining financial responsibilities. I look forward to dedicating 100% of my time to serving the needs of our clients. We will continue to make significant investments to further serve our selling clients and buying customers through fiscal year 2016. Which we expect will drive a long-term growth resulting in our commercial business having a more prominent role in driving both top and bottom-line growth.

We realize that during this transition we will not be operating at full efficiency. However, based on feedback from our customers and team members we are very confident that these investments in our future will result in improved sales performance, a superior customer experience, and a more efficient, scalable operational platform to support our next phase of growth and value creation. We will aggressively pursue efficiencies in our operations as we deliver our newly developed systems and marketplace platforms.

During this transition phase, consolidated results will be less indicative of our progress. Management’s providing the following guidance for the next fiscal quarter. We expect GMV for the fiscal fourth quarter of 2015 to range from $150 to $175 million. We expect adjusted EBITDA for the fiscal fourth quarter of 2015 to range from $1 to $2 million.

For the fiscal fourth quarter of 2015 we estimate adjusted earnings per diluted share to range from $0.00 to $0.02. This guidance assumes that we have an average fully diluted number of shares outstanding for the quarter of $30.2 million. And that we will not purchase shares with the approximately $5.1 million yet to be expended under the share repurchase program.

Our guidance adjusted EBITDA and diluted EPS for one acquisition cost including transaction cost and changes in earned estimates and impairment of goodwill and roll into assets. And two, per stock based compensation cost which we estimate to be approximately $3.5 to $4 million for the fiscal fourth quarter. These stock-based compensation costs are consistent with fiscal year 2014.

We will now answer questions.

Operator

(Operator Instructions) Your first question comes from the line of Colin Sebastian with Robert Baird, please proceed.

Colin Sebastian - Robert W. Baird & Co., Inc. - Analyst

Thanks. Good morning, guys. I guess first off, what are your expectations for flow of product under the scrap contract. And contributions to revenues going forward given the change to the terms you announced. And then secondly, you mentioned in the script the retail segment as an area demonstrating some progress where you’ve gained some efficiencies. And I wonder if that business on a stand-alone basis can be profitable? And looking ahead where the sales force sees opportunities for growth there. Thanks.

Bill Angrick - Liquidity Services, Inc. - CEO

Let me just address the scrap program. Scrap program materials encompass a variety of commodities, alloy commodities, in some cases electronic waste commodities. I think there have been a number of teaming arrangements that have allowed partners to access electronic waste and metal allows.

You know it’s hard to predict the overall volume fluctuations. We’ve been in sort of a tight range over the last two years as to future volumes. To some degree that’s affected by DoD policies on what is allowed to be returned in terms of electronic waste. Is it hazardous? Is it non-hazardous? So I don’t really have a crystal ball on what future volumes will be. Just that we’ll continue to provide that full range of capabilities.

Before I turn it over to Jim on the resale side of the house, I would say that as company not just in retail. The Company, part of the LiquidityOne Transformation process is defining best-in-class playbooks for each operational area to drive efficiency. And to think about what do the clients truly value? And how can we become more scalable?

So I think one part of the organization that’s benefiting from that is the Retail Supply Chain Group. But I think this is an ongoing multi-year journey. And some of the results in the last year are encouraging. But we’re still very focused on capturing these in the future.

Jim Rallo - Liquidity Services, Inc. - President, Retail Supply Chain Group

Yes, Colin, I mean I would echo Bill’s thoughts. I still think we have work to do. We’ve accomplished a lot in the retail supply chain side of the business in the last 12 to 18 months. To answer your question specifically, absolutely on a standalone basis this business will be profitable next year. We’ve had a drag this year, as you know, from the wind down of the Wal-Mart relationship which has certainly caused a drag on the division overall. But again the future will not be affected by that as we move into next fiscal year.

I think when you look at opportunities, again echoing Bill’s earlier comments about OEMs, we’ve added to our services and our capabilities over the last 12 months which has made our distribution center network and our systems more attractive for OEMs to work with us. We continue to expand those services. And I think that you’ll see a pick up next year in a number of clients that are again on the vendor side serving a lot of our retail clients today.

On the retail side of our business, we continue again to expand opportunities. Our clients are coming to us for solutions on various fronts. And I would expect again to see an expansion there both with existing clients and new clients next year.

Bill Angrick - Liquidity Services, Inc. - CEO

And I think — just let me add. You’ve seen a lot of industry sectors folks maintain their intellectual property and their brand and outsourcing everything else. And that creates stress in after-sale support. And that’s where we step into that void and create a lot of value.

Colin Sebastian - Robert W. Baird & Co., Inc. - Analyst

Thanks. And one quick follow up. Maybe housekeeping related, but just looking beyond November on the surplus business. Is that the point in time where you sort of set to the terms of the new surplus contract, or is that still in flux?

Bill Angrick - Liquidity Services, Inc. - CEO

So we have partially phased in certain sites under the new program. Notwithstanding that there’s ongoing discussion around operational requirements of the contract. And we expect that the two parties will move to resolve those aspects by the November timeframe. And then yes, Colin, we would expect to move forward exclusively under the new terms.

Colin Sebastian - Robert W. Baird & Co., Inc. - Analyst

Okay, great. Thanks, guys.

Operator

And your next question comes from the line of Gary Prestopino with Barrington Research. Please proceed.

Gary Prestopino - Barrington Research Associates - Analyst

Yes, good morning. Another question on the scrap contract. That was renewed for how long? And then when does the next RFP go off? Or am I mistaken that? or was extended? And is there another RFP coming up or am I wrong on that?

Bill Angrick - Liquidity Services, Inc. - CEO

Gary, there will be an RFP at some point in the future. We’re operating under a nine-month extension. That nine-month extension was announced last month. There is additionally three three-month renewal options. So a total of 18 months.

This is a program where the majority of the net profits are distributed back to the DoD client. I think there’s been a high-level of service. And so they’re working through their own organizational mission impact issues and felt the extension was in the best interest of the government. I do suspect and expect an RFP will come at some point. I just don’t know when.

Gary Prestopino - Barrington Research Associates - Analyst

Okay, and then when does the impact of the Wal-Mart Jacobs Trading, loss of that contract, when does that annualize out?

Bill Angrick - Liquidity Services, Inc. - CEO

So, Gary, we ended operations or I should say ended receiving goods under that contract in December as we previously announced. And we’ve still been selling goods since then, obviously. We’ve had and you’ve seen the results in our inventory balance. Inventory has continued to come down with that product flow.

We will be selling some into next year, but for the most part most of our products will be done by the end of this fiscal year. So it’ll be a full year if you would before we can completely lap out of the year-over-year results.

Gary Prestopino - Barrington Research Associates - Analyst

But the bulk of it is going to be done by the end of this fiscal year, is that what I understood you to say?

Bill Angrick - Liquidity Services, Inc. - CEO

That’s correct. The bulk of that inventory will be out by the end of this fiscal year, correct.

Gary Prestopino - Barrington Research Associates - Analyst

Okay, and then is it possible under your commercial business that you could give us some idea of the breakdown between energy retail and then industrial on a GMV basis.

Jim Rallo - Liquidity Services, Inc. - President, Retail Supply Chain Group

So, Gary, historically we have given some breakdown. If you listen down to Kathy Domino’s script. I think that breaking down specific verticals doesn’t really sort of benefit us. When I say benefit us, I mean we’re managing the business under a common set of operations. We’re managing the business under a common set of sales teams and so forth.

You certainly have, as Bill indicated, different verticals that are moving up and down. A lot of that is cyclical. And I don’t see us breaking that out at this point. In fact, with our LiquidityOne Transformation, what you’re really getting is we’re completely fully integrating everything. So breaking things out is less relative as we move forward.

Bill Angrick - Liquidity Services, Inc. - CEO

There are a couple comments. I mean one opportunity that’s revealing itself is the ability to cross sell services within large multi-national manufacturers certainly of consumer goods.

And so we have situations where we might initially have sold capital assets for the production of the consumer goods. And then we’re being invited in to help these OEMs protect their brand in the retail supply chain. And those opportunities result in more overlap in the nature of the accounts that we manage. We do provide a table in our press release that breaks out commercial consignment business. And at the margin, consignment is continuing to grow in both capital assets and retail supply chain group.

But really we think about Liquidity Services as a single brand delivering global service, scale, and results for these clients. And they may elect to use one or more of our capabilities to handle, finish goods or equipment. And that’s how we deliver our service. And you see that in our new brand message and sales materials. And when we go into form our RFPs, that’s very well appreciated and we are seeing a high win rate when we have these formal RFP situations.

Gary Prestopino - Barrington Research Associates - Analyst

Okay, and then just two other quick questions. In terms of the energy business, which obviously is having some issues, is it really an issue of product flow or pricing that is taking the energy area down? I would just assume that there would be a lot of product blowout there, but the pricing has really come down dramatically.

Bill Angrick - Liquidity Services, Inc. - CEO

Gary, I think that’s a great question. And we’ve all seen the announcements of the major energy exploration production companies. People are dialing back some CapEx. And that certainly results in idle assets. So our team as I noted, is a market leader. Recently hosted its Energy Insights conference where we attracted numerous major players in upstream and downstream production.

They’re all looking for advice and strategies on how to assess valuation and the ultimate disposition of these assets. And we’re sort of in a waiting game. We have a lot of high-value assets consigned in our pipeline. But the buying population has to make a decision on when it’s in their interest to take possession of this equipment. And at some point that worm turns. And we’ve been through cycles before. This is probably the worst cycle in ten plus years. And so our goal is to stay close to our clients, provide them financial advice, strategic advice, and ultimately when that market turns we’ll be well positioned to benefit.

Gary Prestopino - Barrington Research Associates - Analyst

Okay, and then just one last question. Cash flow really strong. Cash building on the balance sheet, no debt on the books. Where your stock price is? I think you said you had about $5.2 million left on your authorization. Any thoughts on capital allocation here going forward beyond that $5 million of the authorization?

Bill Angrick - Liquidity Services, Inc. - CEO

No announcement to make at this time, but we do monitor share buy-backs to maintain discipline on dilution. So that’s an ongoing exercise.

Gary Prestopino - Barrington Research Associates - Analyst

Okay, thank you.

Operator

(Operator Instructions) And your next question comes from the line of Rohit Kulkarni with RBC. Please proceed.

Rohit Kulkarni - RBC Capital Markets - Analyst

Great, thanks. A bit on LiquidityOne Transformation as in where you are with the process as far as the incremental spend promised or earmarked for the process? I know it’s been maybe six to nine months. So probably you’re halfway through. What have you planned since maybe September? or December of last year?

And from the outside what would be the earliest signs of things that you would want us to focus on in terms of progress, in terms of forward movement be it a specific segment or cost lowering? It does seem that costs over the last three quarters, four quarters have been tapering down sequentially $50 million to $48, $49 to $45, $46’ish. Is that an evidence of how you are progressing along this project?

Bill Angrick - Liquidity Services, Inc. - CEO

Well, first before we get into the actual timeline of investment cycle. Let me say that LOT has two components. It has revenue enhancement opportunities because we’re developing new capabilities. And an example of that is our ability to serve more OEMs in the returns management, return to vender arena. And so the ability to drive new revenue growth and new service capabilities is one area that we’ll be able to highlight and see as we win mandates in those areas.

I think you’ll also like to see self-service capabilities reveal themselves as we move through fiscal ‘16. And when I say self-service capabilities, our GovDeals platform has always been self-service. And we see application of that in the commercial arena for the mid-market. And so we’ll be experimenting with ideas on that. And you’ll see that in the public marketplace.

The other side of the equation is obviously the expense side. And by enveloping our entire business with one code stack, one set of systems, and using a much more modular modern cloud-based infrastructure we’ll ultimately be able to realize a cost efficiency. And we’ve been moving things to the cloud over the course of fiscal ‘15. That’s an ongoing effort.

But we want to understand that we’re driving business practice integration and business transformation and then the IT systems follow that. And so we’re positioned in fiscal ‘17 and beyond to have largely deployed common operational processes which provides a more efficient business and equipped with unified IT systems. So those are important levers of the LOT program.

And in terms of cost, cost is not a linear formula in these programs. There are some big modules that we’re attacking in parallel. I mention our HR, human resources information systems. That’s just starting to get up and running. In terms of deployment, we’ll have that deployed internally October 1. And our new payroll system deployed January 1, 2016. But then you have financial ERP module. That’s, as anyone knows who’s done ERP, a significant undertaking.

It’s the right time for us to do it because we’re serving clients globally. We have cross-border transactions happening every day in our business. And with the addition of Jorge, and an experienced team, we’re in a great position to define the best practices to handle global sellers and buyers, and make sure they have a terrific customer experience clearing transactions on our back end. But that process is more weighted to later stages of being completed. So a lot of very large, important initiatives underneath LOT, some in the revenue arena, some that will drive cost efficiencies. And is not a linear spend.

Rohit Kulkarni - RBC Capital Markets - Analyst

And internally from the progress you’re seeing so far you see things to be on track. Any particular positive surprises that you would highlight?

Bill Angrick - Liquidity Services, Inc. - CEO

I think we’re on track.

Rohit Kulkarni - RBC Capital Markets - Analyst

Okay, great. Thank you, guys.

Operator

That concludes the question-and-answer portion of today’s call. I would now like to turn the conference over to Julie Davis for closing remarks.

Julie Davis - Liquidity Services, Inc. - Senior Director, Investor Relations

Thank you. That concludes our call for today. We thank you for your participation, and will now be available for any follow-up questions. Thank you.

Operator

Ladies and gentlemen, that concludes today’s conference. Thank you for your participation. You may now disconnect. Have a great day.